As filed with the Securities and Exchange Commission on May 9, 1997.
                                                   REGISTRATION NO.
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    EASTBROKERS INTERNATIONAL INCORPORATED
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         DELAWARE                                      52-1807562
(STATE OR OTHER JURISDICTION OF                     (I.R.S.  EMPLOYER
INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

            15245 SHADY GROVE ROAD, SUITE 340, ROCKVILLE, MD 20850
                                (301) 527-1110
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MARTIN A. SUMICHRAST
                   VICE CHAIRMAN OF THE BOARD AND SECRETARY
            15245 SHADY GROVE ROAD, SUITE 340, ROCKVILLE, MD 20850
                                (301) 527-1110
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of each class of
   securities to be            Amount to be            Proposed maximum           Proposed maximum             Amount of
      registered                registered         offering price per unit    aggregate offering price    registration fee(1)
      ----------                ----------         -----------------------    ------------------------    -------------------
Common Stock, $.05 par            285,002                   $6.625                  $1,888,138.25                $572.16
value
================================================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee. Pursuant to Rule 457(c), estimated on the basis of the average of the closing bid and asked prices of the Common Stock on May 7, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
MAY 9, 1997

                    EASTBROKERS INTERNATIONAL INCORPORATED
                        285,002 SHARES OF COMMON STOCK
                               ($.05 PAR VALUE)

         This Prospectus relates to the possible resale on a continuous basis of up to 135,002 shares of Common Stock, $.05 par value, of Eastbrokers International Incorporated, a Delaware corporation formerly known as Czech Industries, Inc. ("Eastbrokers" or the "Company"), and to 150,000 shares issuable upon exercise of warrants (the "Warrants") held by J.B. Sutton Group, LLC. Of the 135,002 shares, 125,002 were previously issued in an April 1997 private placement and 10,000 shares were issued in August 1996 in payment of a consulting fee to a director of the Company. The shares included in the Registration Statement of which this Prospectus is a part are sometimes referred to as the "Securities". The Securities may be offered from time to time by the selling securityholders (the "Selling Securityholders"). See "SELLING SECURITYHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SECURITIES BY THE SELLING SECURITYHOLDERS. THE COMPANY MAY RECEIVE PROCEEDS IN THE EVENT THE WARRANTS ARE EXERCISED AND SUCH FUNDS, IF RECEIVED, WILL BE USED FOR GENERAL WORKING CAPITAL PURPOSES OF THE COMPANY. SEE "USE OF PROCEEDS."

         The Securities may be offered for sale from time to time on terms to be determined at the time of sale by the Selling Securityholders. The Common Stock of the Company is listed on the NASDAQ SmallCap Market under the symbol "EAST". On May 7, 1997 the closing bid price for the Common Stock was $6.50. The Company will pay certain expenses of this offering. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" (PP. 7-11) FOR IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                    Underwriting
                   Price to           Discounts              Proceeds to
                   Public(1)       and Commissions     Selling Securityholders
                   ---------       ---------------     -----------------------
Per Share         $     6.625           (2)                  $     6.625

Total             $894,388.25           (2)                  $894,388.25

----------
(1) Based upon the average of the closing bid and asked prices on May 7, 1997. Does not include the 150,000 shares issuable upon exercise of the Warrants.

(2) Not known at this time.
                                                        (cover page continues)

         The Selling Securityholders, directly or through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the purchase price, the public offering price, the name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the Securities will be the purchase price of such Securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Any such Prospectus Supplement will also set forth any additional information regarding indemnification by the Company of the Selling Securityholders or any underwriter, dealer or agent against certain liabilities,including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Securityholders may also from time to time dispose of Securities pursuant to available exemptions under the Securities Act, including sales under Rule 144 to the extent permitted under such rule. See "PLAN OF DISTRIBUTION".

The date of this Prospectus is May , 1997.

                      NOTE ON FORWARD LOOKING STATEMENTS

         Certain information set forth or incorporated by reference herein includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties including those identified under the caption "Risk Factors." Readers are cautioned not to place undue reliance on these statements, which are made as of the date hereof. The Company undertakes no obligation to release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedule thereto, to which reference is hereby made, as permitted by the rules and regulations of the Commission. Statements made in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein as to the contents of any contract, agreement or other document referred to are not necessarily complete and with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect the Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information referred to above, without charge, at the public reference facilities of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of such documents from the Commission upon payment of the fees prescribed by the Commission. Such documents also are available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and the Northwestern Atrium Center, 500
W. Madison, Suite 1400, Chicago, Illinois 60661-2511. Registration statements and other documents and reports that are filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (including the Registration Statement) are publicly available through the Commission's web site on the Internet (http://www.sec.gov.)

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents which have been filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 ("Exchange Act") (File No. 0-26202) are incorporated by reference into the Registration Statement.

                  (a) the Annual Report on Form 10-KSB dated March 15, 1996 for the fiscal year ended December 31, 1995 (the "1995 10-KSB").

                  (b) the Annual Report on Form 10-KSB dated June 28, 1996, as amended by Form 10-KSB/A No. 1 dated August 27, 1996 (the Annual Report on Form 10-KSB as amended is hereinafter referred to as the "1996 10-KSB"). The 1996 10-KSB includes audited financial statements for the three month transition period ended March 31, 1996 and the related management's discussion and analysis of financial condition and results of operations.

                  (c) Quarterly Reports on Form 10-QSB dated August 14, 1996, November 14, 1996 and February 13, 1997 which include unaudited financial statements for the three month period ended June 30, 1996, the six month period ended September 30, 1996, and the nine month period ended December 31, 1996, respectively.

                  (d) Current Reports on Form 8-K dated (i) April 22, 1996, as amended by Form 8-K/A No. 1 filed on May 16, 1996, (ii) May 13, 1996 and (iii) August 1, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference and a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Office of the Secretary, Eastbrokers International Incorporated, 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850.

                              PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors," appearing elsewhere in this Prospectus or incorporated herein by reference.


                                  THE COMPANY

BACKGROUND

         Eastbrokers International Incorporated (the "Company") was incorporated in the State of Delaware on January 20, 1993, as the Czech Fund in order to take advantage of the rapid growth in business opportunities arising from the privatization of the newly-democratized Czech Republic by merging with or acquiring Czech businesses.

         In July 1993, the Company had a small initial public offering, following which it purchased a controlling interest in Fortuna Hotel, a.s., a Czech corporation owning a hotel located in Prague, and was renamed Czech Industries, Inc. The Company also entered into an agreement to acquire a controlling interest in Moravacentrum, a collection of eight department stores in Brno. This acquisition was consummated using a portion of the $15 million gross proceeds from a secondary public offering in June 1995.

         Later in 1995, however, the Company shifted its focus in response to changes in the marketplace. As major institutional investors began to appreciate the investment opportunities available in the Czech Republic, most of such opportunities were seized by a limited number of major institutions which now control much of the Czech economy. This development made it very difficult for smaller players such as the Company to effectively take advantage of available opportunities.

         In 1996, the Company received what it considered an attractive offer for its interest in Moravacentrum. The Company accepted this offer to sell Moravacentrum, determining that the sale proceeds could be better applied towards other acquisitions which would provide better prospects for return on investment.

         Having considered a variety of investments, the Company decided on the acquisition of Eastbrokers Beteiligungs AG, an Austrian brokerage company with offices throughout Central and Eastern Europe. This transaction enhanced the Company's prospects by both providing the Company with a vehicle for its existing acquisition strategy while extending its opportunities beyond the Czech Republic to the entirety of Central and Eastern Europe. The acquisition was completed on August 1, 1996. Following the acquisition, the Company's name was changed to Eastbrokers International Incorporated.

CURRENT OPERATIONS

         The Company, through its Vienna-based subsidiary, Eastbrokers Beteiligungs AG ("Eastbrokers Vienna"), provides financial services in Eastern and Central Europe. The principal strategic objective of the Company has been to establish controlling ownership of independent broker-dealers and to create a network that provides access to emerging market investment opportunities in Eastern and Central Europe. The Company intends to market these investment opportunities to Western European institutional and commercial investors.

         Eastbrokers Vienna's primary business is to provide its customers with stock brokering and investment banking services. Eastbrokers Vienna conducts business through its head office in Vienna, Austria and in regional offices located in (a) Prague, Czech Republic (b) Budapest, Hungary, (c) Bratislava, Slovakia, (d) Almaty, Kazakhstan, (e) Istanbul, Turkey, (f) Moscow, Russia, (g) Bucharest, Romania, (h) Sofia, Bulgaria, (i) Ljubljana, Slovenia, (j) Zagreb, Croatia, and (k) Warsaw, Poland. Eastbrokers Vienna is a member of the Vienna Stock Exchange, the Budapest Stock Exchange, the Bratislava Stock Exchange, the Zagreb Stock Exchange, the Ljubljana Stock Exchange, the Bucharest Stock Exchange, the Central Asian Stock Exchange, the Warsaw Stock Exchange and a shareholder and member of the Prague Stock Exchange. Eastbrokers Vienna also owns 53 percent of WMP Borsenmakler AG ("WMP"), a publicly-held Austrian investment banking and brokerage firm.

         Eastbrokers Vienna's brokerage, trading and market making business accounts for approximately 20% of all revenues. Eastbrokers Vienna conducts its sales activities as principal and agent on behalf of its clients. Eastbrokers Vienna primarily distributes and trades Eastern and Central European equity securities and to a lesser degree, debt securities. Eastbrokers Vienna, through WMP, actively makes a market for the securities of more than 400 companies on the Vienna Stock Exchange.

         Eastbrokers Vienna is also a leading Eastern and Central European investment banking firm which provides advice to, and raises capital for Eastern and Central European companies. Eastbrokers Vienna provides advisory services on key strategic matters such as mergers, acquisitions, privatization, joint ventures as well as long range financial planning. Eastbrokers Vienna seeks to raise much of its capital in Western Europe through institutional and commercial investors.

         Additionally, through its recently acquired subsidiary in the United States, Eastbrokers North America ("Eastbrokers NA"), the Company intends to provide added value, performance-driven research, trading, asset management and corporate finance services in the emerging markets of Central and Eastern Europe to North American institutional investors (buyside and sellside) and high net worth individuals. The U.S. based broker dealer is expected to complement the existing European based units. Eastbrokers NA intends to focus on seeking out North American companies whose primary focus is Central and Eastern Europe. Differentiation of the services provided will be emphasized in an effort to enable Eastbrokers NA to fulfill its objective of assisting existing foreign units by accessing and transacting with North American capital markets, which represent a source of emerging market capital, through quality research and by establishing relationships that would evolve naturally into other financial related products and services. The Company has not previously operated a broker dealer in the United States and there can be no assurance that Eastbrokers NA can be successfully established or operated.

The principal executive offices of the Company are located 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850 and its telephone number is (301) 527-1110.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                 THE OFFERING

Securities Offered............... 285,002 Shares.  See "Selling
                                  Securityholders"

Use of Net Proceeds.............. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. Any proceeds received by the Company from the exercise of the Warrants will be used for working capital purposes. See "Use of Proceeds"

Nasdaq Symbol - Common Stock..... EAST

                                 RISK FACTORS

Investment in the Securities involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of the Securities should be considered only by persons who can reasonably afford a loss of their entire investment. Prospective investors should carefully consider, in addition to matters set forth elsewhere in this Prospectus, the following factors relating to the business of the Company and this Offering. Prospective investors should carefully review all risk factors. Such information is presented as of the date hereof and is subject to change, completion or amendment without notice.

FORWARD-LOOKING STATEMENTS

         Certain information set forth in this Prospectus includes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including other risk factors set forth under this caption. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

OPERATING LOSSES AND FINANCIAL CONDITION

         Since its formation, the Company has suffered substantial cash flow deficits and operating losses. Net loss for the nine months ended December 31, 1996 was $1,750,956. As of such date, the Company had cash and cash equivalents of $5,011,917 and net working capital of $10,157,699. There can be no assurance that the Company's future operations will be profitable or that it will have available funds adequate to fund its operations. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings to finance future growth and expansion.

REQUIREMENTS FOR ADDITIONAL CAPITAL

         The Company may need to raise additional funds to provide working capital or in order for the Company to respond to unforeseen needs or to take advantage of unanticipated opportunities. Over the longer term, it is likely that the Company will require substantial additional monies to continue to fund the Company's working capital needs. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to the Company. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to take advantage of market opportunities, to develop new services or products or otherwise respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

NEW SUBSIDIARY WITH LIMITED OPERATING HISTORY AND NO ASSURANCE OF FUTURE PROFITABILITY

         The Company has invested approximately $1 million of its available cash in connection with the acquisition and development of Eastbrokers NA, the Company's newly acquired broker dealer subsidiary. This broker dealer has had a limited operating history and has not conducted significant operations since its acquisition by the Company. There can be no assurance that the Company will be able to successfully operate this subsidiary.

ABSENCE OF DIVIDENDS

         The Company has not paid any cash dividends on the Common Stock and does not expect to do so in the foreseeable future.

SOCIAL, POLITICAL AND ECONOMIC RISKS AFFECTING FOREIGN OPERATIONS AND EFFECTS OF FOREIGN CURRENCY FLUCTUATIONS

         The Company has operations based in 12 foreign countries. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations, including changes in the laws and policies that govern foreign investment in countries where it has operations as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates, which may favorably or adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. For 1996 and 1995, all of the Company's net revenues were outside the United States. In many cases, the Company is not able to enter into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency and generally does not use derivative instruments to manage currency fluctuations. There can be no assurance as to the future effect of changes in social, political and economic conditions on the Company's business or financial condition.

ENFORCEABILITY OF CIVIL LIABILITIES

         A substantial portion of the Company's assets are located outside the United States. It may be difficult for investors to enforce outside of the United States judgments against the Company obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the securities laws of the United States. In addition, certain of the officers and directors of the Company are not citizens or residents of the United States and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States against such persons or to enforce judgments obtained in the United States, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

DEPENDENCE ON MANAGEMENT AND LIMITATIONS ON CERTAIN EXPERIENCE

         The Company's business is principally dependent on certain key management personnel for the operation of its business. In particular, Peter Schmid and Martin A. Sumichrast have played significant roles in the promotion, development and management of the Company. If the employment by the Company of either of these persons terminates, or they are unable to perform their duties, the Company may be substantially affected. The Company maintains key man life insurance relating to Mr. Sumichrast but not relating to Mr. Schmid.

SUBSTANTIAL COMPETITION

         The Company encounters substantial competition from both foreign and domestic businesses in Central and Eastern Europe. A large number of established and well-financed entities, including multinational businesses and investment banking firms, have recently and substantially increased their business activities in Central and Eastern Europe. Nearly all of such entities have substantially greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company may be at a substantial competitive disadvantage in the conduct of its business in Central and Eastern Europe.

MARKET MAKER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES

         A significant number of securities may be sold, in the ordinary course of business, to customers of the J.B. Sutton Group, LLC ("Sutton") which is acting as a market maker for the common stock. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Sutton. Although it has no legal obligation to do so, Sutton from time to time in the future, may make a market in and otherwise effect transactions in the Company's securities. To the extent Sutton acts as market maker in the securities, it may be a dominating influence in that market. The price and liquidity of such securities may be affected by the degree, if any, of Sutton's participation in the market, inasmuch as a significant amount of such securities may be sold to customers of Sutton. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Sutton. Such market making activities, if commenced, may be discontinued at any time or from time to time by Sutton without obligation or prior notice. If a dominating influence at such time, Sutton's discontinuance may adversely affect the price and liquidity of the securities.

"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

         The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's Common Stock is currently listed on the Nasdaq SmallCap Market and, as a result, such securities are currently exempt from the definition of "penny stock." If the Common Stock is removed from listing on Nasdaq at any time, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell the Company's securities in the secondary market.

PROPOSED CHANGES TO NASDAQ LISTING REQUIREMENTS

         On November 6, 1996, the Board of Directors of Nasdaq approved proposed changes to the entry standards and maintenance standards necessary to qualify for listing on both the Nasdaq National Market (the "National Market") and the Nasdaq SmallCap Market. Following a 30-day comment period, the Nasdaq Board of Directors has considered comments, made modifications of the proposed changes and filed the rule changes with the Securities and Exchange Commission for final approval. Among the proposed changes to the Nasdaq SmallCap Market listing and maintenance criteria are the following: eliminating the alternative test to the $1 minimum bid price; extending the corporate governance standards currently required by the National Market to the SmallCap issuers; increasing the quantitative standards; and implementing a requirement that auditors of Nasdaq-listed companies be subject to peer review. If the proposed or other changes to the listing and maintenance criteria are approved by the Securities and Exchange Commission, there can be no assurance that the Company will be able to fulfill such criteria.

DELISTING OF SECURITIES TO ADVERSELY AFFECT MARKET

         In the event that the Common Stock were to no longer meet applicable Nasdaq requirements and were delisted from Nasdaq, the Company would attempt to have its securities traded in the over-the-counter market via the Electronic Bulletin Board or the "pink sheets." In such event, holders of the Company's securities would likely encounter greater difficulty in disposing of these securities and/or in obtaining accurate quotations as to the prices of the Company's securities.

CONCENTRATION OF STOCK OWNERSHIP

         The present directors, executive officers, principal stockholders and their respective affiliates beneficially own approximately 54.46% of the outstanding capital stock. As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

         Approximately 1,560,000 of the Company's currently outstanding shares of Common Stock are "restricted securities" and may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144, as amended, provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Assuming that there is no exercise of any issued and outstanding warrants or options, the Company had, as of March 31, 1997, 2,878,000 shares of its Common Stock issued and outstanding, of which 1,560,000 are "restricted securities" and 1,318,000 are publicly traded shares. Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 the greater of up to 28,780 shares or the average weekly volume of sales during the four calendar weeks preceding the sale. Nonaffiliated persons who hold for the two year period described above may sell unlimited shares once their holding period is met.

         Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share.

                                   BUSINESS

BACKGROUND

         Eastbrokers International Incorporated (the "Company") was incorporated in the State of Delaware on January 20, 1993, as the Czech Fund in order to take advantage of the rapid growth in business opportunities arising from the privatization of the newly-democratized Czech Republic by merging with or acquiring Czech businesses.

         In July 1993, the Company had a small initial public offering, following which it purchased a controlling interest in Fortuna Hotel, a.s., a Czech corporation owning a hotel located in Prague, and was renamed Czech Industries, Inc. The Company also entered into an agreement to acquire a controlling interest in Moravacentrum, a collection of eight department stores in Brno. This acquisition was consummated using a portion of the $15 million gross proceeds from a secondary public offering in June 1995.

         Later in 1995, however, the Company shifted its focus in response to changes in the marketplace. As major institutional investors began to appreciate the investment opportunities available in the Czech Republic, most of such opportunities were seized by a limited number of major institutions which now control much of the Czech economy. This development made it very difficult for smaller players such as the Company to effectively take advantage of available opportunities.

         In 1996, the Company received what it considered an attractive offer for its interest in Moravacentrum. The Company accepted this offer to sell Moravacentrum, determining that the sale proceeds could be better applied towards other acquisitions which would provide better prospects for return on investment.

         Having considered a variety of investments, the Company decided on the acquisition of Eastbrokers Beteiligungs AG, an Austrian brokerage company with offices throughout Central and Eastern Europe. This transaction enhanced the Company's prospects by both providing the Company with a vehicle for its existing acquisition strategy while extending its opportunities beyond the Czech Republic to the entirety of Central and Eastern Europe. The acquisition was completed on August 1, 1996. Following the acquisition, the Company's name was changed to Eastbrokers International Incorporated.

CURRENT OPERATIONS

         The Company, through its Vienna-based subsidiary, Eastbrokers Beteiligungs AG ("Eastbrokers Vienna"), provides financial services in Eastern and Central Europe. The principal strategic objective of the Company has been to establish controlling ownership of independent broker-dealers and to create a network that provides access to emerging market investment opportunities in Eastern and Central Europe. The Company intends to market these investment opportunities to Western European institutional and commercial investors.

         Eastbrokers Vienna's primary business is to provide its customers with stock brokering and investment banking services. Eastbrokers Vienna conducts business through its head office in Vienna, Austria and in regional offices located in (a) Prague, Czech Republic (b) Budapest, Hungary, (c) Bratislava, Slovakia, (d) Almaty, Kazakhstan, (e) Istanbul, Turkey, (f) Moscow, Russia, (g) Bucharest, Romania, (h) Sofia, Bulgaria, (i) Ljubljana, Slovenia, (j) Zagreb, Croatia, and (k) Warsaw, Poland. Eastbrokers Vienna is a member of the Vienna Stock Exchange, the Budapest Stock Exchange, the Bratislava Stock Exchange, the Zagreb Stock Exchange, the

Ljubljana Stock Exchange, the Bucharest Stock Exchange, the Central Asian Stock Exchange, the Warsaw Stock Exchange and a shareholder and member of the Prague Stock Exchange. Eastbrokers Vienna also owns 53 percent of WMP Borsenmakler AG ("WMP"), a publicly-held Austrian investment banking and brokerage firm.

         Eastbrokers Vienna's brokerage, trading and market making business accounts for approximately 20% of all revenues. Eastbrokers Vienna conducts its sales activities as principal and agent on behalf of its clients. Eastbrokers Vienna primarily distributes and trades Eastern and Central European equity securities and to a lesser degree, debt securities. Eastbrokers Vienna, through WMP, actively makes a market for the securities of more than 400 companies on the Vienna Stock Exchange.

         Eastbrokers Vienna is also a leading Eastern and Central European investment banking firm which provides advice to, and raises capital for Eastern and Central European companies. Eastbrokers Vienna provides advisory services on key strategic matters such as mergers, acquisitions, privatization, joint ventures as well as long range financial planning. Eastbrokers Vienna seeks to raise much of its capital in Western Europe through institutional and commercial investors.

         Additionally, through its recently acquired subsidiary in the United States, Eastbrokers North America ("Eastbrokers NA"), the Company intends to provide added value, performance-driven research, trading, asset management and corporate finance services in the emerging markets of Central and Eastern Europe to North American institutional investors (buyside and sellside) and high net worth individuals. The U.S. based broker dealer is expected to complement the existing European based units. Eastbrokers NA intends to focus on seeking out North American companies whose primary focus is Central and Eastern Europe. Differentiation of the services provided will be emphasized in an effort to enable Eastbrokers NA to fulfill its objective of assisting existing foreign units by accessing and transacting with North American capital markets, which represent a source of emerging market capital, through quality research and by establishing relationships that would evolve naturally into other financial related products and services. The Company has not previously operated a broker dealer in the United States and there can be no assurance that Eastbrokers NA can be successfully established or operated.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of any Securities by the Selling Securityholders.

         In the event that Sutton exercises all of the Warrants, the Company will receive $600,000.00 in proceeds and such funds will be used for general working capital purposes. There can be no assurance that any of the Warrants will be exercised.

                            SELLING SECURITYHOLDERS

         The following table sets forth certain information with respect to the Selling Securityholders as of May 1, 1997. The Securities to which this Prospectus relates may be sold from time to time in whole or in part by the Selling Securityholders as described in and subject to the restrictions set forth in the "PLAN OF DISTRIBUTION".

                                                                                          Shares of
                                           Shares of              Shares that              Common
                                         Common stock            may be offered             Stock              % of Class
                                        owned prior to            pursuant to            owned after           owned after
     Selling Securityholders             this offering          this Prospectus          offering(1)           offering(2)
     -----------------------             -------------          ---------------          -----------           -----------
Calvin S. Caldwell                          33,334                   33,334                  -0-                   N/A
20 Rolling Hills Drive
Huntington, NY  11746

Frank Huang                                  8,334                    8,334                  -0-                   N/A
69 South Moger Avenue
Mt. Kisco, NY  10549

Jay Raubvogel                               83,334                   83,334                  -0-                   N/A
5 Brook Lane
Brookville, NY  11545

Randall F. Greene(3)                        10,000                   10,000                  -0-                   N/A
P.O. Box 18938
Tampa, FL 33679

----------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2) If 1% or more. Percentages are based upon there being 2,878,000 shares of Common Stock issued and outstanding as of March 31, 1997.

(3) Randall F. Greene has been a director of the Company since January 1994. The Company has entered into a consulting agreement with Mr. Greene dated March 27, 1997 and a letter from Randall F. Greene dated April 29, 1997, amending the agreement (collectively the "Consulting Agreement"). The Consulting Agreement is for a term of six (6) months, beginning on April 1, 1997 and terminating on September 30, 1997, and provides for compensation of $4,000 per month. In addition, under the Agreement Mr. Greene has been granted under the Company's 1996 Stock Option Plan: (1) options to purchase 7,750 shares of the Company's common stock at $6.50 per share, which options become exercisable on October 1, 1997 and (2) 12,500 shares as a restricted stock award. Mr. Greene has agreed to resign from the Board of Directors upon the satisfaction of certain conditions set forth in the Consulting Agreement.

         During the last three years, none of the Selling Securityholders has held any position or office with the Company, nor have any of the Selling Securityholders had any material relationship with the Company other than their status as holders of the Company's stock, except as noted above.

         This Prospectus also relates to 150,000 shares of Common Stock issuable upon exercise of the Warrants held by J.B. Sutton Group, LLC ("Sutton"). Each Warrant entitles Sutton to purchase one share of Common Stock at a price of $4.00 per share during the three year period beginning January 1, 1999 and ending December 31, 2001. The Warrants were issued to Sutton pursuant to a Consulting Agreement under which Sutton agreed to provide the Company with certain business and financial advisory and consulting services.

         In addition, Sutton is acting as a market maker for the Common Stock and from time to time in the future, may make a market in and otherwise effect transactions in the Company's securities.


                             PLAN OF DISTRIBUTION

         Any and all of the Securities listed under "Selling Securityholders" may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time sell the Securities through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders may also from time to time dispose of Securities pursuant to available exemptions under the Securities Act, including sales under Rule 144 to the extent permitted under such rule. The Securities may be sold at varying prices determined at the time of sale or negotiated prices. Such prices will be determined by the Selling Securityholders, or by agreement between the Selling Securityholders and underwriters or dealers. The Securities issued in the April 1997 private placement are being issued pursuant to registration rights granted in connection with such placement. The 10,000 shares issued in August 1996 in payment of a consulting fee are being registered at the request of the Selling Securityholder. The remaining securities are being registered pursuant to certain "piggy-back" registration rights of the holders of these shares.

         The Warrants are exercisable for the three year period beginning on January 1, 1999 and ending on December 31, 2001. Each Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $4.00 per share.

         At the time a particular sale of Securities is made, to the extent required, a Prospectus Supplement will be prepared and distributed by the Company based on information provided by the Selling Securityholders of the Securities, which will set forth the number of dealers or agents, any discounts, commissions or concessions allowed or paid to dealers, including the proposed selling price to the public.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.

                          DESCRIPTION OF COMMON STOCK

         The Company is authorized to issue 10,000,000 shares of Common Stock, $0.05 par value per share, of which 2,878,000 shares were issued and outstanding as of March 31, 1997. Upon the exercise of warrants contemplated under this Prospectus, there will be 3,028,000 shares issued and outstanding.

         Holders of Common Stock are entitled to receive, as, when and if declared by the Board of Directors, from time to time, such dividends and other distributions in cash, stock or property of the Company out of assets or funds of the Company legally available therefor, subject to the rights of holders of preferred stock having a dividend preference over the Common Stock. The Company has not paid any dividends on its Common Stock to date. The Company anticipates that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends will depend upon the earnings, capital requirements and the operating and financial condition of the Company, among other factors.

         In the event of the liquidation, dissolution or winding up of the Company, stockholders will be entitled to share ratably in the assets remaining after creditors and holders of preferred stock having a liquidation preference over the Common Stock have been paid in full.

         Each share of Common Stock entitles the holder thereof to one (1) vote on all matters submitted to stockholders. There are no preemptive, conversion, redemption or cumulative voting rights applicable to the Common Stock. The outstanding shares of the Common Stock are fully paid and non-assessable.

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005, telephone number
(212) 936-5100.

                                 LEGAL MATTERS

         The legality of the Securities will be passed upon for the Company by Gould & Wilkie, One Chase Manhattan Plaza, New York, New York 10005.

                                    EXPERTS

         The Company's Consolidated Financial Statements as of March 31, 1996 and for the three months then ended and the Company's Consolidated Financial Statement as of and for the year ended December 31, 1995 incorporated by reference in this Prospectus and the Registration Statement have been incorporated herein in reliance on the report of Pannell Kerr Forster, P.C., independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of the registration of the Common Stock concerned herein which are payable by the Registrant are as follows:

                  SEC Registration Fee                        $   600.00
                  Nasdaq Listing and Filing Fee
                  Legal Fees and Expenses
                  Accounting Fees and Expenses
                  Blue Sky Fees and Expenses
                  Miscellaneous                              -----------

                           Total

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interests of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

         The Company also maintains directors and officers liability insurance for the benefit of its officers and directors.

                                    -II-1-

ITEM 16.     EXHIBITS

EXHIBIT NO.                DESCRIPTION
-----------                -----------

   3.1 Certificate of Incorporation, as amended, incorporated by reference to Registrant's Form 10-QSB for the nine month period ended December 31, 1996.

   3.2 By-Laws of the Registrant, incorporated by reference to Registrant's Form 10-QSB for the three month period ended March 31, 1995.

   3.3 Amendment to the By-Laws of the Registrant, incorporated by reference to Registrant's Form 10-QSB for the three month period ended June 30, 1996.

   4.1 Warrant Certificate between the Registrant and J.B. Sutton Group, LLC, dated March 27, 1997.

   5.0          Form of Opinion of Gould & Wilkie

   23.1         Consent of Pannell Kerr Forster, P.C.

   23.2         Consent of Gould & Wilkie (see Exhibit 5.0)

ITEM 17. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    -II-2-

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    -II-3-

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rockville, State of Maryland on May 8, 1997.

                                             EASTBROKERS INTERNATIONAL
                                               INCORPORATED


                                             By: /s/ Peter Schmid
                                                -----------------------------
                                                 Peter Schmid
                                                 Chairman, President and
                                                 Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  Signature                                 Title                      Date
  ---------                                 -----                      ----
/s/ Peter Schmid                 Chairman, President, Chief        May 8, 1997
------------------------------      Executive Officer and
Peter Schmid                    Director (Principal Executive
                                          Officer)


/s/ Martin A. Sumichrast         Vice-Chairman of the Board,       May 8, 1997
------------------------------     Secretary and Director
Martin A. Sumichrast


/s/ Kevin D. McNeil               Vice President, Treasurer        May 8, 1997
------------------------------   and Chief Financial Officer
Kevin D. McNeil                   (Principal Financial and
                                     Accounting Officer)



/s/ Michael Sumichrast                    Director                 May 8, 1997
------------------------------
Michael Sumichrast, Ph.D.


/s/ Petr Bednarik                         Director                 May 8, 1997
------------------------------
Petr Bednarik

/s/ Randall F. Greene                     Director                 May 8, 1997
------------------------------
Randall F. Greene


/s/ Wolfgang Kossner                      Director                 May 8, 1997
------------------------------
Wolfgang Kossner



                                    -II-5-

                                 EXHIBIT INDEX




EXHIBIT NO.       DESCRIPTION
-----------       -----------
  3.1             Certificate of Incorporation, as amended, incorporated by
                  reference to Registrant's Form 10-QSB for the nine month period ended December 31, 1996.

  3.2 By-Laws of the Registrant, incorporated by reference to Registrant's Form 10-QSB for the three month period ended March 31, 1995.

  3.3 Amendment to the By-Laws of the Registrant, incorporated by reference to Registrant's Form 10-QSB for the three month period ended June 30, 1996.

  4.1 Warrant Certificate between the Registrant and J.B. Sutton Group, LLC, dated March 27, 1997.

  5.0             Form of Opinion of Gould & Wilkie

  23.1            Consent of Pannell Kerr Forster, P.C.

  23.2            Consent of Gould & Wilkie (see Exhibit 5.0)




                                    -II-6-